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                                                                   EXHIBIT 10.30


October 2, 2001

Revised - Offer Letter

VIA FEDERAL EXPRESS

Elizabeth E. Reed, Esq.
3246 Goldsmith Street
San Diego, CA 92106

Dear Ms. Reed:

I am very pleased to confirm the offer of employment made to you by Anadys Pharmaceuticals, Inc. for the position of Director, Legal Affairs, initially reporting to Kleanthis Xanthopoulos, President and CEO. We anticipate your hire date to be October 15, 2001, however the final date will be mutually agreed upon. As we discussed, the details of this offer are as follows:

BASE SALARY:      You will receive a base salary of $5,416.66 paid
                  semi-monthly in accordance with the normal Anadys payroll cycle, which if annualized, amounts to $130,000.00 per year.

STOCK OPTIONS:    Upon commencement of your employment with Anadys and
                  subject to the approval of the Board of Directors, you will be eligible for an initial stock option grant allowing you to purchase 60,000 shares of Anadys common stock at a price established by the Board. In the event of a change of control your options will vest fully and immediately. These stock options are subject to the terms and conditions outlined in the Anadys Stock Option Plan. You will be provided full details of the Stock Option Plan once you are on board.

BENEFITS:         As a regular, full-time employee of Anadys you will be
                  eligible for group benefits for yourself and your eligible dependents, effective the first day of the month following your date of hire. Basic benefits include comprehensive health insurance, dental insurance, and vision care insurance. In addition, you will be eligible for term life insurance and long-term disability insurance for yourself only. You will also accrue fifteen days of paid vacation per year and receive the benefit of a minimum of ten paid holidays, all in accordance with Company policy.

                  Effective on the first day of the quarter following your hire date, you will be eligible to participate in the Anadys 401(k) Retirement Savings Plan. Also, effective on your date of hire, you will be eligible to participate in the Anadys Flexible Benefits Plan which allows you to defer some of your earnings pre-tax, into spending accounts to be used for payment of unreimbursed medical and/or child care expenses. You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and your individual plan selection. However, any premiums you pay will be paid pre-tax. A benefit summary is enclosed for your review. Full details of these and all other employee benefits will be provided once you are on board.


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EMPLOYMENT
AT WILL: Anadys is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time for any reason, with or without cause. No one other than the President and CEO has the authority to alter this employment relationship, either verbally or in writing.

Anadys Pharmaceutical, Inc. expects that you will not disclose to it any proprietary information or trade secrets of any former employer or bring onto its premises any unpublished documents or any property belonging to any former employer. Since this would be improper, such conduct could be a basis for discipline up to and including termination.

The above is subject to your signing non-disclosure, invention assignment and non-compete agreements with the Company, and the Company's review of any agreement you may have with former employers to ensure that they do not conflict with your employment with the Company. In addition, upon your date of hire, you will be required to submit proof of identity and eligibility to work in the United States, in compliance with federal immigration laws.

This offer has been extended to you on beha1f of Anadys Pharmaceuticals, Inc. and is valid through October 5, 2001, after which time it will expire.

Elizabeth, we believe you will be able to make an immediate contribution to Anadys' effort, and think you will enjoy the rewards of working for an innovative, fast-paced, energetic company. One of the keys to our accomplishments is our outstanding people. We hope you accept our offer to be one of those people. Please acknowledge your agreement of these terms by signing this letter and returning it to my attention in the enclosed envelope.

Sincerely yours,

ANADYS PHARMACEUTALS, INC.

/s/ Mary Yaroshevsky-Glanville

Mary Yaroshevsky-Glanville
Director, Human Capital

I hereby accept this offer of employment and accept the terms as stated above. I understand that as an employee of Anadys, I will be expected to comply with all Company policies:

/s/ Elizabeth Reed           10/03/01
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Elizabeth Reed                Date

10/15/01
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Projected Hire Date


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